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                                                                    Exhibit 99b.
News release:  IMMEDIATE                                       September 9, 1999


       J.P. Morgan briefs investors and analysts on strategic performance

         At a briefing today in New York, executives of J.P. Morgan & Co. Incorporated provided a planned update for the investment community covering the firm's progress on strategic initiatives. Morgan's chairman, Douglas A. Warner III, hosted the meeting. The firm's asset management and global markets activities as well as its productivity efforts were areas of specific focus.

- Ramon de Oliveira, head of Morgan's Asset Management Services group, discussed Morgan's global money management franchise. He outlined operating initiatives aimed at expanding margins as well as strategic initiatives to both increase assets gathered through key distribution channels and expand private banking activities in the affluent market. Total assets under management grew 24% in 1998 and at a 16% annualized rate in the first half of 1999. Pretax margin for the group rose to 17% at the end of the 1999 first half, compared with 7% last year. Revenues from private banking in 1998, approximately $600 million, represented half of total group revenues.

- Bill Winters and Nick Rohatyn, who lead the firm's global markets activities (comprising interest rate, foreign exchange, and credit markets) described a diversified global business that is a consistently important contributor to earnings. They highlighted growth potential in derivatives, emerging markets, and selected origination and financing capabilities. Revenues from the derivatives franchise totaled approximately $1.6 billion in 1998 and $1 billion in the first half of 1999 (reported in the firm's Global Finance sector), having grown at a compound annual rate of 14% in recent years. Revenues from emerging markets for the same two periods were approximately $400 million and $725 million, respectively. Winters and Rohatyn stressed J.P. Morgan's client franchise in global markets as the key driver of growth in this segment, as well as a record of profitability sustained over time despite periodic market volatility. Client revenues have accounted for approximately 85% of total global markets revenues from January 1996 through June 1999.

- Peter Hancock, chief financial officer, discussed Morgan's approach to maximize long-term risk-adjusted returns and gave a progress report on productivity initiatives. He said the firm was on track to achieve productivity savings, before bonuses and investment, of $400 million in 1999 and was targeting a comparable level of productivity savings for next year. He stressed the firm's commitment to continuous productivity and

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Press contact:                    Joseph Evangelisti                212-648-9589
Investor contact:                 Ann B. Patton                     212-648-9446

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     quality improvements. Ahead of schedule, the firm has substantially achieved its goal of reducing the capital used in credit activities by 50%; broad-based efforts are now focused on generating improved returns on capital employed across the firm.

      Strong performance in Investment Banking and Equities was reviewed briefly by Warner. These activities produced combined pretax income of nearly $400 million in the first half of 1999, reflecting gains in operating leverage as well as market share.

         Warner reported solid progress on strategic initiatives articulated at the beginning of 1998 and reiterated the firm's performance goals: 15% to 20% return on equity over the business cycle, and an efficiency ratio (the ratio of expenses to revenues) in the mid-60s. For the first six months of 1999, J.P. Morgan's return on equity was 20%, and its efficiency ratio was 64%.

         J.P. Morgan is a leading global financial firm that meets critical financial needs for business enterprises, governments, and individuals. The firm advises on corporate strategy and structure, raises capital, makes markets in financial instruments, and manages investment assets. Morgan also commits its own capital to promising enterprises and invests and trades to capture market opportunities.

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Estimates or targets may differ from actual results and are subject to risks and uncertainties, as discussed in J.P. Morgan's 1998 Annual Report filed with the Securities and Exchange Commission.